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                                                                    Exhibit 99.1
                                                                    ------------

                            IVAX Diagnostics, Inc.
                            2140 North Miami Avenue
                             Miami, Florida 33127

April 1, 2002

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     Ivax Diagnostics, Inc., a Delaware corporation (the "Company"), has received a representation letter from Arthur Andersen LLP ("Andersen"), the Company's independent public accountants, in connection with the issuance of Andersen's audit report included with this filing on Form 10-K. In its letter, Andersen has represented to us that its audit of the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct relevant portions of the audit.

                                             Very truly yours,

                                             /s/ Mark Deutsch

                                             Mark Deutsch
                                             Vice President-Finance and
                                             Chief Financial Officer